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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

_______________________________________________________________________________
1.   Name and Address of Reporting Person*

Harbert Distressed Investment Master Fund, Ltd.
-------------------------------------------------------------------------------
   (Last)                           (First)              (Middle)

c/o International Fund Services (Ireland) Limited, Third Floor, Bishop's Square
-------------------------------------------------------------------------------
                                    (Street)

Redmond's Hill, Dublin 2, Ireland
-------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


_______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Flag Telecom Group Limited  (FTGLF)
_______________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an Entity (Voluntary)



_______________________________________________________________________________
4.   Statement for Month/Day/Year

04/03/03
_______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


_______________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


_______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form Filed by One Reporting Person
     [x]  Form Filed by More than One Reporting Person
_______________________________________________________________________________
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================

                                                                                                 5.
                                                                                                 Amount         6.
                                                                 4.                              of Securities  Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A. Deemed   3.           Disposed of (D)                 Owned          Form:     7.
                         2.            Execution    Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                         Transaction   Date,        Code         ------------------------------- Reported       (D) or    Indirect
1.                       Date          if any       (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security        (mm/dd/yy)    (mm/dd/yy)   ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                                          Code     V                   (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock             4/3/03                              P       13,902      A      28.75    231,560(1)     D
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                                                                                                 231,560(2)     I       By Harbert
                                                                                                                        Distressed
                                                                                                                        Investment
                                                                                                                        Master Fund,
                                                                                                                        Ltd.
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Common Stock            4/3/03                               P          700      A     28.75       11,124(3)    I       By PCMG
                                                                                                                        Trading
                                                                                                                        Partners
                                                                                                                        XII, L.P.
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

                            (Print or Type Response)                      (Over)

FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                          9.         10.
                                                                                                          Number     Owner-
                                                                                                          of         ship
                                                                                                          Deriv-     Form
             2.                                                                                           ative      of
             Conver-                             5.                             7.                        Secur-     Deriv-  11.
             sion                                Number of                      Title and Amount          ities      ative   Nature
             or                                  Derivative    6.               of Underlying     8.      Bene-      Secur-  of
             Exer-                      4.       Securities    Date             Securities        Price   ficially   ity:    In-
             cise   3.       3A.        Trans-   Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      Owned      Direct  direct
             Price  Trans-   Deemed     action   or Disposed   Expiration Date  ----------------  Deriv-  Following  (D) or  Bene-
1.           of     action   Execution  Code     of(D)         (Month/Day/Year)           Amount  ative   Reported   In-     ficial
Title of     Deriv- Date     Date,      (Instr.  (Instr. 3,    ----------------           or      Secur-  Trans-     direct  Owner-
Derivative   ative  (mm/dd/  if any     8)       4 and 5)      Date     Expira-           Number  ity     action(s)  (I)     ship
Security     Secur- yy)      (mm/dd/    ------   ------------  Exer-    tion              of      (Instr. (Instr.    (Instr. Instr.
(Instr. 3)   ity             yy)        Code V   (A)    (D)    cisable  Date    Title     Shares  5)      4)         4)      4)
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


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====================================================================================================================================

Explanation of Responses:

(1) These securities are owned by Harbert Distressed Investment Master Fund, Ltd., which is a Reporting Person.

(2) These securities may be deemed to be beneficially owned by HMC Distressed Investment Offshore Manager, L.L.C. ("HMC Management"), the investment manager of Harbert Distressed Investment Master Fund, Ltd., HMC Investors, L.L.C., its managing member ("HMC Investors"), Philip Falcone, a member of HMC Management and the portfolio manager of Harbert Distressed Investment Master Fund, Ltd., Raymond J. Harbert, a member of HMC Investors, and Michael D. Luce, a member of HMC Investors. Each such Reporting Person disclaims beneficial ownership of the reported securities except to the extent of his or its pecuniary interest therein, and this report shall not be deemed an admission that such Reporting Person is the beneficial owner of the securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(3) These securities may be deemed to be beneficially owned by HMC Investors, Philip Falcone, who is the portfolio manager of PCMG Trading Partners XII, L.P., Raymond J. Harbert and Michael D. Luce. Each such Reporting Person disclaims beneficial ownership of the reported securities except to the extent of his or its pecuniary interest therein, and this report shall not be deemed an admission that such Reporting Person is the beneficial owner of the securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

Harbert Distressed Investment Master Fund, Ltd.
HMC Distressed Investment Offshore Manager, L.L.C.
By: HMC Investors, L.L.C., Managing Member
By: /s/Joel B. Piassick                                         04/07/03
--------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one reporting person, see Instruction
     4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Joint Filing Information
------------------------

Name: HMC Distressed Investment Offshore Manager, L.L.C.

Address: 555 Madison Avenue, Suite 2800
         New York, New York 10022

Designated Filer: Harbert Distressed Investment Master Fund, Ltd.

Issuer and Ticker Symbol: Flag Telecom Group Limited  (FTGLF)

Date of Event Requiring Filing:         04/03/03


Signature:      HMC Distressed Investment Offshore Manager, L.L.C.
                By: HMC Investors, L.L.C., Managing Member

                By:  /s/Joel Piassick

Date: 04/07/03

Joint Filing Information
------------------------

Name: HMC Investors, L.L.C.,

Address: 555 Madison Avenue, Suite 2800
         New York, New York 10022

Designated Filer: Harbert Distressed Investment Master Fund, Ltd.

Issuer and Ticker Symbol: Flag Telecom Group Limited  (FTGLF)

Date of Event Requiring Filing:         04/03/03


Signature:      HMC Investors, L.L.C.

                By: /s/Joel Piassick

Date: 04/07/03

Joint Filing Information
------------------------

Name: Philip Falcone

Address: 555 Madison Avenue, Suite 2800
         New York, New York 10022

Designated Filer: Harbert Distressed Investment Master Fund, Ltd.

Issuer and Ticker Symbol: Flag Telecom Group Limited  (FTGLF)

Date of Event Requiring Filing:         04/03/03


Signature:      /s/ Philip Falcone

Date: 04/07/03

Joint Filing Information
------------------------

Name: Raymond J. Harbert

Address: 555 Madison Avenue, Suite 2800
         New York, New York 10022

Designated Filer: Harbert Distressed Investment Master Fund, Ltd.

Issuer and Ticker Symbol: Flag Telecom Group Limited  (FTGLF)

Date of Event Requiring Filing:         04/03/03


Signature:      /s/ Raymond J. Harbert

Date: 04/07/03

Joint Filing Information
------------------------

Name: Michael D. Luce

Address: 555 Madison Avenue, Suite 2800
         New York, New York 10022

Designated Filer: Harbert Distressed Investment Master Fund, Ltd.

Issuer and Ticker Symbol: Flag Telecom Group Limited  (FTGLF)

Date of Event Requiring Filing:         04/03/03


Signature:      /s/ Michael D. Luce

Date: 04/07/03


03773.0003 #396922